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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                SCHEDULE 13G


                  Under the Securities Exchange Act of 1934
                       (Amendment No.      1       )*
                                     --------------



                            CLEVELAND CLIFFS INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                   Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------

                       (Title of Class of Securities)

                                  18589610
--------------------------------------------------------------------------------
                               (CUSIP Number)



Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of __ pages

CUSIP No.      18589610             13G                                                        Page 2 of 6 Pages
         --------------                                                                            --   ---
----------------------------------------------------------------------------------------------------------------
               NAME OF REPORTING PERSON
1              S.S. OR I.R.S. IDENTIFICATION NO.
               OF ABOVE PERSON

                       BAT Industries p.l.c

----------------------------------------------------------------------------------------------------------------
               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                                                                                   (a)/ /

                                                                                                    (b)/ /
----------------------------------------------------------------------------------------------------------------
               SEC USE ONLY
3

----------------------------------------------------------------------------------------------------------------
               CITIZENSHIP OR PLACE OF ORGANIZATION
4
                       England
----------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
       NUMBER                    5
         OF                                      -0-
       SHARES                 ----------------------------------------------------------------------------------
    BENEFICIALLY
     OWNED BY                              SHARED VOTING POWER
       EACH                      6
     REPORTING                                   1,154,500
      PERSON                  ----------------------------------------------------------------------------------
       WITH
                                           SOLE DISPOSITIVE POWER
                                 7
                                                 -0-
                              ----------------------------------------------------------------------------------

                                           SHARED DISPOSITIVE POWER
                                 8
                                                 1,154,500

----------------------------------------------------------------------------------------------------------------
               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
                       1,154,500
----------------------------------------------------------------------------------------------------------------
               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                                                     / /

                       N.A.
----------------------------------------------------------------------------------------------------------------
               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                       9.70%
----------------------------------------------------------------------------------------------------------------
               TYPE OF REPORTING PERSON*
12
                       HC
----------------------------------------------------------------------------------------------------------------

                   *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of __ pages

CUSIP No.      18589610                            13G                                   Page 3 of 6 Pages
          ---------------                                                                    --   ---

-----------------------------------------------------------------------------------------------------------------
               NAME OF REPORTING PERSON
1              S.S. OR I.R.S. IDENTIFICATION NO.
               OF ABOVE PERSON

                       Farmers Group, Inc.

-----------------------------------------------------------------------------------------------------------------
               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                                                                                      (a) / /

                                                                                                       (b) / /
-----------------------------------------------------------------------------------------------------------------
               SEC USE ONLY
3

-----------------------------------------------------------------------------------------------------------------
               CITIZENSHIP OR PLACE OF ORGANIZATION
4

                       Nevada
-----------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
       NUMBER                    5
         OF                                      -0-
       SHARES                ------------------------------------------------------------------------------------
    BENEFICIALLY
      OWNED BY                             SHARED VOTING POWER
        EACH                     6
      REPORTING                                  1,154,500
       PERSON                ------------------------------------------------------------------------------------
        WITH
                                           SOLE DISPOSITIVE POWER
                                 7
                                                  -0-
                             ------------------------------------------------------------------------------------

                                           SHARED DISPOSITIVE POWER
                                 8
                                                 1,154,500

-----------------------------------------------------------------------------------------------------------------
               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
                       1,154,500

-----------------------------------------------------------------------------------------------------------------
               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                                                          / /

                        N.A.

-----------------------------------------------------------------------------------------------------------------
               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                       9.70%
-----------------------------------------------------------------------------------------------------------------
               TYPE OF REPORTING PERSON*
12
                       IC
-----------------------------------------------------------------------------------------------------------------

                   *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of __ pages

                                                               Page 4 of 6 Pages




            Item 4 of the Statement on Schedule 13G, dated February 9, 1995, filed by BAT Industries p.l.c and Farmers Group, Inc., is hereby amended and restated to read in its entirety as follows:


Item 4             Ownership

                   (a)  Amount Beneficially Owned:
                              1,154,500

                   (b)  Percent of Class:

                              9.70%

                   (c)  Number of shares as to which person has:

                        (i)   sole voting power:                 -0-
                        (ii)  shared voting power:               1,154,500
                        (iii) sole disposition power:            -0-
                        (iv)  shared disposition power:          1,154,500





                               Page 4 of __ pages

                                                               Page 5 of 6 Pages




                                   SIGNATURES


                   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        BAT Industries p.l.c


Dated February 6, 1996                  By:  /s/ ANTHONY ROBERT HOLLIMAN
                                           -------------------------------------
                                           Name:  Anthony Robert Holliman
                                           Title:  Assistant Corporate Secretary





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
                                                               Page 6 of 6 Pages




                                   SIGNATURES


                   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        FARMERS GROUP, INC.


Dated February 6, 1996                  By: /s/ MARYANN SELTZER
                                           -------------------------------------
                                           Name: Maryann Seltzer
                                           Title:  Corporate Secretary





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